Exhibit 3.1

DEPARTAMENTO DE ESTADO

Department of State

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF FORMATION

AFTER THE RECEIPT OF PAYMENT OF CAPITAL

LIMITED LIABILITY COMPANY

Registry number:     3778-LLC

FIRST: That pursuant to a unanimous written consent of the members of the Board of Directors of EVERTEC, LLC, a Puerto Rico limited liability company, a resolution was adopted setting forth a proposed amendment to the Certificate of Formation of said limited liability company, declaring said amendment to be advisable and calling for consideration and approval of such resolution by the members of said limited liability company. The resolution setting forth the proposed amendment reads as follows:

RESOLVED, that the Certificate of Formation of this limited liability company be amended by changing Article FIRST so that it reads as follows:

“FIRST: The name of the limited liability company is EVERTEC Group, LLC.”

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, at least a majority of the members of the limited liability company with voting rights and a majority of the members of each class with voting rights voted as a class in favor of such amendment.

IN WITNESS WHEREOF, Johanna E. Estrella López, the undersigned, being an authorized officer of the limited liability company, hereby swears that the facts herein stated in this certificate are true and correct as of September 19, 2012.

/s/ Johanna Estrella
Authorized Officer